Susser Holdings Reports Record Fourth Quarter, Full Year 2007 Results

             Fourth quarter same-store merchandise sales up 11.7%, merchandise margin increases 45 basis points to 32.7%

      CORPUS CHRISTI, Texas, March 12 /PRNewswire-FirstCall/ -- Susser Holdings Corporation (Nasdaq: SUSS) today reported that its total fourth quarter 2007 merchandise sales -- including approximately seven weeks of contribution from Town & Country Food Stores -- increased 54.1 percent to $136.7 million, versus $88.7 million a year earlier for the stand-alone Susser operation.

      Total revenues increased 68.6 percent to a record $821.9 million from $487.6 million in the fourth quarter of 2006. Gross profit, including the partial quarter's contribution from Town & Country, increased 61.6 percent to a record $77.7 million, compared with $48.1 million in the year-ago quarter from the stand-alone Susser operation.

      Adjusted EBITDA(1) increased 189.0 percent to $17.0 million, compared with $5.9 million in the prior year's fourth quarter, reflecting the Town & Country contribution, along with stronger results from the merchandise segment and sharply higher combined retail fuel margins of 14.1 cents per gallon, versus 9.2 cents per gallon realized a year ago.

      The Company recorded net income of $7.5 million in the fourth quarter, or $0.44 per diluted share, versus a net loss of $10.9 million, or $0.72 per diluted share, in the year-earlier quarter. The fourth quarter of 2007 included a non-recurring tax benefit of $6.6 million, or $0.39 per diluted share, related to the release of the Company's remaining tax valuation allowance. The fourth quarter of 2006 included a $7.1 million non-recurring charge, or $0.46 per diluted share, related to the redemption of $50 million of senior notes in November 2006. The year-over-year improvement in what is typically a seasonally weak quarter reflects an 11.7 percent same-store merchandise sales increase, higher merchandise margins and significantly stronger fuel margins, as well as the contribution from Town & Country.

      For the full year 2007 -- including the seven week contribution from Town & Country -- merchandise sales increased 21.6 percent from a year ago to $444.2 million. Total revenues increased 20.0 percent to $2.7 billion, and gross profit increased 18.3 percent to $261.1 million. Adjusted EBITDA(1) increased 28.9 percent to $58.3 million. Net income totaled $16.3 million, or $0.97 per diluted share, versus a net loss of $3.7 million, or $0.35 per diluted share, for the full year 2006. Net results for the full year 2007 were positively impacted by the release of the total $9.8 million, or $0.58 per diluted share, tax valuation allowance established in 2006 when the Company became a taxable corporation concurrent with its initial public offering. Net results for the full year 2006 were negatively impacted by a charge of $0.33 per diluted share related to the redemption of notes in the fourth quarter.

      To show more comparable results for both years, Susser is also providing pro forma financial results for both years reflecting the Town & Country acquisition as well as the October 2006 IPO. On a pro forma(2) basis, the Company reported earnings of $0.50 per diluted share for the full year 2007 versus earnings of $0.21 per diluted share for the full year 2006, and adjusted EBITDA(1) was $99.9 million for 2007 versus $80.8 million for 2006.

      "2007 was an outstanding year for Susser Holdings," said Susser President and Chief Executive Officer Sam L. Susser. "We saw very strong gains in our merchandise segment and higher-than-average retail fuel margins for the year. We doubled the size of our pro forma adjusted EBITDA through the acquisition of Town & Country Food Stores, which gave us a leadership position in attractive markets in West Texas and Eastern New Mexico as well as opportunities to realize operating leverage and cost synergies across the combined companies.

      "Looking at the fourth quarter of 2007," Susser said, "our merchandise segment continued to benefit from the marketing and store operations programs we began in early 2007, which drove customer traffic and transaction size. Same-store sales growth from Stripes stores was the highest we've seen in eight years. Retail fuel sales also benefited from the higher traffic, and retail fuel margins were roughly a nickel a gallon higher than they were a year ago. The contribution of Town & Country for the last seven weeks of the quarter further boosted our financial and operating metrics across the board."

      New Convenience Store/Wholesale Dealer Site Update

      During the fourth quarter of 2007, the Company opened nine new retail units, bringing the total number of stores built and acquired in 2007 to 186, including 18 new retail stores plus the 168 acquired Town & Country stores. Also during the fourth quarter, four retail locations were closed, bringing the total retail store count to 504 as of December 30. Three additional stores have been opened since year-end. The Company also opened restaurants in 11 stores in the fourth quarter and closed two, which, combined with the 113 located in the acquired Town & Country stores, brings the total number of stores with restaurant operations to 282, or 56 percent, at year-end.

      In its wholesale operations, Susser added 13 new dealer sites and discontinued three during the fourth quarter, for a total of 387 dealer sites in operation at the end of 2007. Similar to the retail division, new sites typically outperform sites that are closed or where fuel supply is discontinued.

      Integration Highlights

      As reported earlier, the Company has signed new contracts with its major grocery/merchandise and beverage suppliers. It is continuing to negotiate new combined supply agreements with additional merchandise vendors and is actively working to improve its motor fuel supply chain in its new markets.

      This summer the Company plans to rebrand two to three Town & Country locations in West Texas as Stripes locations as a test program in anticipation of rolling out a rebranding program for all Town & Country locations that is expected to commence in the fourth quarter of 2008.

      Expected Merger Synergies

      Susser expects to achieve combined annual cost synergies of $5 million through the integration of the Susser and Town & Country organizations. General and administrative expense synergies of $1 million are expected for 2008 and $2 million annually for 2009. Marketing synergies of $3 million annually are anticipated, with approximately $1 million to be realized in 2008, reaching the full $3 million of savings for 2009. It should be noted that Town & Country's motor fuel margins were several cents higher in 2007 than historical levels. Expected synergies in merchandise and operating expenses could be offset by a return to historical fuel margin levels.

      Fourth Quarter Financial and Operating Highlights

      Convenience store merchandise sales, including seven weeks of Town & Country's contribution, totaled $136.7 million during the fourth quarter of 2007, an increase of 54.1 percent overall; approximately two-thirds of this increase in sales volume was attributable to Town & Country locations. On a same-store basis for Stripes stores alone, merchandise sales increased 11.7 percent for the quarter. This unusually strong growth in the retail merchandise segment was led by increases in cigarette, food service, packaged drinks, beer and snack sales. Cigarette sales increased in part due to the impact of a dollar-a-pack increase in the cigarette excise tax in Texas effective January 2007.

      Total merchandise gross profit for the fourth quarter net of shortages increased 56.3 percent to $44.6 million; nearly two-thirds of this increase in gross profit was attributable to Town & Country stores. Net merchandise margin on a combined store basis was 32.7 percent -- an increase of 45 basis points from a year ago -- with both regions experiencing similar margins. The increase is due to the benefits of marketing and operations programs that began in early 2007, partly offset by the impact of the cigarette margin tax, which increases revenues but decreases margins.

      Retail store fuel volumes increased 46.9 percent to 139.2 million gallons for the fourth quarter; approximately three-fourths of this increase in volume was attributable to Town & Country locations. Excluding the Town & Country contribution, average gallons sold per Stripes location increased 9.1 percent from the fourth quarter of 2006. The favorable per-store comparison is in part the result of the re-branding of the Company's fuel islands to the Valero brand during the year-earlier quarter -- which impacted our fuel volumes during the conversion process -- and in part due to investments back into our store base. Retail fuel sales increased 98.6 percent to $397.9 million, driven by the additional Stripes and Town & Country volumes and a 35.2 percent increase in the retail price of fuel. Gross margins increased to 14.1 cents per gallon from 9.2 a year ago, which resulted in a 126 percent increase in retail fuel gross profit, to $19.6 million.

      Wholesale fuel volumes sold to Susser's 387 dealers and other third-party customers increased 5.3 percent to 116.2 million gallons in the fourth quarter. Wholesale fuel revenues increased 45.3 percent to $280.0 million as a result of both the volume increase and a 38 percent increase in average wholesale fuel selling prices. Wholesale fuel gross margin was 5.5 cents per gallon, versus 4.5 cents per gallon a year earlier. Wholesale fuel gross profit increased 28.1 percent to $6.4 million, reflecting higher wholesale fuel selling prices.

      2008 Guidance

      The Company has issued the following guidance for 2008:

                            2008              2007             2007             2006
                                             Actual             Pro              Pro
                          Guidance           Results          Forma (d)       Forma (d)
Merchandise Same-
 Store Sales
 Growth                  4.5%-6.0% (a)         7.7% (a)          8.6%             6.6%
Merchandise Margin,
 Net of Shortage        32.0%-34.0%           32.5%             32.4%            33.3%
Retail Average
 Per-Store Gallons
 Growth                  2.0%-6.0%             5.9%              3.7%             6.0%
Retail Fuel
 Margins(Cents
 per Gallon)             12.5-16.0             14.7              16.6             14.6
Wholesale
 Fuel Margins
 (Cents per Gallon)       4.0-5.5               5.3
New Retail
 Stores                  16-22 (b)             18 (b)
New Wholesale
 Dealer Sites            25-35 (b)             30 (b)
Gross Capital
 Spending            $80-$110 million      $89.8 million (c)
Net Capital
 Spending            $35-$45 million       $42.7 million (c)

      (a) We include a store in the same-store sales base in its 13th month of our operation; therefore, Town & Country stores will be excluded from our same-store sales base until December 2008.
      (b) 2007 retail store actual does not include 168 Town & Country locations acquired in November 2007. Numbers for both years do not reflect existing retail or wholesale store closures, which are typically much lower volume locations than new sites.
      (c) Excludes acquisition of Town & Country Food Stores and $51.2 million of net proceeds from sale/leaseback of Town & Country properties concurrent with the acquisition.
      (d) Pro forma results as if Town & Country had been included in the Company's operations for all of 2006 and 2007.

      Of the new stores to be constructed in 2008, an estimated two-thirds are planned for the Company's Southern Region, which includes the South Texas/Rio Grande Valley areas, and one-third is planned in the Western Region, which includes West Texas/Eastern New Mexico. The Company expects to finance the majority of the cost of its new store construction program through sale/leaseback transactions of new locations.

      (1) Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" at the end of this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.
      (2) Pro forma numbers are adjusted to show results as if the November 13, 2007 Town & Country acquisition as well as the October 2006 IPO had occurred at the beginning of each fiscal year presented. See the Pro Forma Condensed Consolidated Statements of Operations in this earnings release. These transactions are also more fully described in Footnotes 3 and 4 of the Company's Form 10-K for 2007, which will be filed March 14, 2008 with the U.S. Securities and Exchange Commission.

      Investor Conference Call and Webcast

      Susser's management team will hold a conference call on Thursday, March 13, at 11 a.m. EDT (10 a.m. CDT) to discuss fourth quarter and full year results. To participate in the call, dial (303) 262-2143 at least 10 minutes early and ask for the Susser conference call. A replay will be available approximately two hours after the call ends and will be accessible through March
20. To access the replay, dial (303) 590-3000 and enter the pass code 11109685#.

      The conference call will also be accessible via Susser's Web site at http://www.susser.com. To listen to the live call, please visit the Investor Relations page of Susser's Web site at least 10 minutes early to register and download any necessary software. An archive will be available shortly after the call for approximately 60 days.

      About Susser Holdings Corporation

      Corpus Christi, Texas-based Susser Holdings Corporation is a third generation family led business that currently operates more than 505 convenience stores in Texas, New Mexico and Oklahoma under the Stripes and Town & Country banners. Restaurant service is available in more than 280 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin' brands. The Company also supplies branded motor fuel to more than 385 independent dealers through its wholesale fuel division.

      Forward-Looking Statements

      This news release contains "forward-looking statements" describing Susser's objectives, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings, costs of our store re-branding initiatives, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, dollar stores, drug stores, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; successful integration and anticipated future financial performance and trends of Town & Country; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's annual report on Form 10-K for the year ended December 31, 2006 and subsequent quarterly reports on Form 10-Q, as well as the Company's annual report on Form 10-K for the year ended December 30, 2007, which is being filed on March 14, 2008. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

                           Financial statements follow

                           SUSSER HOLDINGS CORPORATION
                      Consolidated Statements of Operations

                                   Three Months Ended (unaudited)             Twelve Months Ended
                                   December 31,       December 30,       December 31,       December 30,
                                       2006               2007               2006               2007
Revenues:                                                    (in thousands)
  Merchandise sales             $       88,690     $      136,701     $      365,343     $      444,218
  Motor fuel sales                     393,104            677,860          1,876,641          2,247,220
  Other                                  5,792              7,334             23,175             25,924
Total revenues                         487,586            821,895          2,265,159          2,717,362

Cost of Sales:
  Merchandise                           60,123             92,059            246,251            299,652
  Motor fuel                           379,414            651,820          1,797,709          2,155,435
  Other                                    (50)               304                421              1,132
Total Cost of Sales                    439,487            744,183          2,044,381          2,456,219

Gross Profit                            48,099             77,712            220,778            261,143

Operating Expenses:
  Personnel                             17,542             24,723             69,288             82,459
  General &
   Administrative                        4,842              8,413             19,377             27,944
  Operating                             13,540             20,308             61,953             68,935
  Rent                                   6,043              7,567             22,694             25,822
  Royalties                                727                 --              3,574                 66
  Loss (gain) on disposal
   of assets and
   impairment charge                       277                107                 --                190
  Depreciation,
   amortization and
   accretion                             5,744              8,472             22,780             29,469
Total operating expenses                48,715             69,590            199,666            234,885

Income (loss) from
 operations                               (616)             8,122             21,112             26,258

Other income (expense):
  Interest expense, net                (10,476)            (6,947)           (25,201)           (16,152)
  Other miscellaneous                      235                117                452                435
Total other income
 (expense)                             (10,241)            (6,830)           (24,749)           (15,717)
Minority interest in
 income of consolidated
 subsidiaries                              (14)               (10)               (61)               (42)

Net income (loss)
 before income taxes                   (10,871)             1,282             (3,698)            10,499
Income tax (expense)
 benefit                                   (48)             6,256                (48)             5,753

Net income (loss)               $      (10,919)    $        7,538     $       (3,746)    $       16,252

Earnings per common share:
  Basic                         $        (0.72)    $         0.45     $        (0.35)    $         0.97
  Diluted                       $        (0.72)    $         0.44     $        (0.35)    $         0.97

Weighted average shares
 outstanding:
  Basic                             15,226,833         16,822,071         10,729,511         16,734,571
  Diluted                           15,226,833         17,017,075         10,729,511         16,817,417

                           SUSSER HOLDINGS CORPORATION
                           Consolidated Balance Sheets

                                                    December 31,    December 30,
                                                        2006            2007
                                                           (in thousands)
Assets
Current assets:
  Cash and cash equivalents                         $    32,938     $     7,831
  Accounts receivable, net of allowance for
   doubtful accounts $1,179 at December 31,
   2006 and $1,360 at December 30, 2007                  44,084          69,368
  Inventories, net                                       37,296          69,577
  Assets held for sale                                      518             903
  Other current assets                                    1,884           8,209
Total current assets                                    116,720         155,888

Property and equipment, net                             232,454         410,745

Other assets:
  Goodwill                                               44,762         248,809
  Intangible assets, net                                 17,492          25,497
  Other noncurrent assets                                10,899          12,753
Total other assets                                       73,153         287,059

Total assets                                        $   422,327     $   853,692

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                                  $    84,838     $   127,756
  Accrued expenses and other current
   liabilities                                           20,711          39,406
  Current maturities of long-term debt                       --           3,937
  Deferred purchase price - TCFS acquisition,
   current                                                   --          10,000
Total current liabilities                               105,549         181,099

Long-term debt                                          120,000         374,754
Revolving line of credit                                     --          34,640
Deferred gain, long-term portion                         27,060          31,511
Deferred tax liability, long-term portion                    --          27,145
Other noncurrent liabilities                              7,918          20,068

Total long-term liabilities                             154,978         488,118

Minority interests in consolidated subsidiaries             630             684

Commitments and contingencies

Common stock, $.01 par value; 125,000,000
 shares authorized; 16,824,162 issued and
 outstanding as of December 31, 2006;
 17,006,662 issued and 16,995,338 outstanding
 as of December 30, 2007                                    168             170
  Additional paid-in capital                            166,398         172,765
  Retained earnings (deficit)                            (5,396)         10,856

Total shareholders' equity                              161,170         183,791

Total liabilities and shareholders' equity          $   422,327     $   853,692

      Reconciliations of Non-GAAP Measures to GAAP Measures

      We define EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of adjusted EBITDA and adjusted EBITDAR (along with certain other items) are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

      We believe that adjusted EBITDA and adjusted EBITDAR are useful to investors in evaluating our operating performance because:

      -- they are used as a performance and liquidity measure under our subsidiaries' revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends;
      -- securities analysts and other interested parties use them as a measure of financial performance and debt service capabilities;
      -- they facilitate management's ability to measure operating performance of our business because they assist us in comparing our operating performance on a consistent basis since they remove the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;
      -- they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and
      -- they are used by our board of directors and management for determining certain management compensation targets and thresholds.

      EBITDA, adjusted EBITDA and adjusted EBITDAR are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, adjusted EBITDA and adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

      -- they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
      -- they do not reflect changes in, or cash requirements for, working capital;
      -- they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
      -- they do not reflect payments made or future requirements for income taxes;
      -- although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and adjusted EBITDAR do not reflect cash requirements for such replacements; and
      -- because not all companies use identical calculations, our presentation of EBITDA, adjusted EBITDA and adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

      The following table presents a reconciliation of net income to EBITDA, adjusted EBITDA and adjusted EBITDAR:

                                   Three Months Ended                Year Ended
                               December 31,   December 30,   December 31,   December 30,
                                   2006           2007           2006           2007
                                                    (in thousands)
Net income                     $  (10,919)    $    7,538     $   (3,746)    $   16,252
  Depreciation,
   amortization and
   accretion                        5,744          8,472         22,780         29,469
  Interest expense, net            10,476          6,947         25,201         16,152
  Income tax expense
   (benefit)                           48         (6,256)            48         (5,753)
EBITDA                         $    5,349     $   16,701     $   44,283     $   56,120
  Non-cash stock-based
   compensation                       463            355            803          2,429
  Management fee                       44             --            591             --
  Loss on disposal of
   assets                             277            107             --            190
  Other miscellaneous (a)            (235)          (117)          (452)          (435)
Adjusted EBITDA                $    5,898     $   17,046     $   45,225     $   58,304
  Rent expense                      6,043          7,567         22,694         25,822
Adjusted EBITDAR               $   11,941     $   24,613     $   67,919     $   84,126

      (a) Other miscellaneous charges represent income from a non-consolidated joint venture and other non-operating income.

      The following table presents a reconciliation of net cash provided by operating activities to EBITDA, adjusted EBITDA and adjusted EBITDAR:

                                                             Year Ended
                                                     December 31,   December 30,
                                                         2006           2007
                                                           (in thousands)
Net cash provided by operating activities            $   25,613     $   27,700
  Changes in operating assets & liabilities              (6,054)         6,424
  Gain on disposal of assets                                 --           (190)
  Stock based compensation expense                         (803)        (2,429)
  Minority interest                                         (52)           (54)
  Deferred income tax                                        --         14,270
  Fair market value in nonqualifying derivatives            330             --
  Income Taxes                                               48         (5,753)
  Interest expense, net                                  25,201         16,152
EBITDA                                               $   44,283     $   56,120
  Non-cash stock based compensation expense                 803          2,429
  Management fee                                            591             --
  Gain on disposal of assets                                 --            190
  Other miscellaneous (a)                                  (452)          (435)
Adjusted EBITDA                                      $   45,225     $   58,304
  Rent expense                                           22,694         25,822
Adjusted EBITDAR                                     $   67,919     $   84,126

      (a) Other miscellaneous charges represent income from a non-consolidated joint venture and other non-operating income.

                           SUSSER HOLDINGS CORPORATION
            Pro Forma Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                        Pro Forma Year Ended
                                                   December 31,       December 30,
                                                       2006               2007
                                                      (In thousands, except per
                                                            share amounts)
Revenues:
  Merchandise sales                              $      576,549     $      654,427
  Motor fuel sales                                    2,429,045          2,818,379
  Other income                                           29,833             33,374
    Total revenues                                    3,035,427          3,506,180
Cost of sales:
  Merchandise (f)                                       385,144            439,314
  Motor fuel (f)                                      2,312,401          2,683,942
  Other                                                     421              1,131
    Total cost of sales                               2,697,966          3,124,387

Gross profit                                            337,461            381,793

Operating expenses:
  Personnel                                             104,060            115,038
  General and administrative                             27,488             36,564
  Operating                                              94,040            101,797
  Rent (g)                                               28,236             30,806
  Royalties (e)                                           3,574                 66
  Loss on disposal of assets and impairment
   charge                                                     3                150
  Depreciation, amortization, and
   accretion (h)                                         33,017             41,211
Total operating expenses                                290,418            325,632

Income from operations                                   47,043             56,161
Interest expense (a, b, i)                              (41,748)           (41,398)
Other miscellaneous income (expense)                        295                392

Income before income taxes                                5,590             15,155
Income taxes (c, j)                                      (2,018)            (6,691)

Pro forma net income                             $        3,572     $        8,464

Pro forma earnings per common share (d):
  Basic                                          $         0.21     $         0.51
  Diluted                                        $         0.21     $         0.50
Pro forma weighted average shares
 outstanding (d):
  Basic                                              16,705,404         16,734,571
  Diluted                                            16,771,155         16,817,417

      The pro forma adjustments reflected in 2006 above related to the IPO are as follows:

      (a) Elimination of $0.2 million amortization of prepaid loan costs related to the redemption of $50.0 million of senior notes with proceeds from the IPO. Also eliminates $1.8 million write-off of unamortized loan costs.
      (b) Elimination of $5.3 million interest expense related to the redemption of $50.0 million of senior notes with proceeds from the IPO. Also eliminates the $5.3 million prepayment penalty.
      (c)   Recording of an income tax provision at an effective rate of 36%.
      (d) Reflecting earnings per share as if the corporate formation and IPO occurred at the beginning of the fiscal year, and reflecting the pro forma adjustments noted above. Dilutive shares were calculated using the treasury stock method and assuming an average stock price from October 19, 2006 to December 29, 2006 of $18.78.
      (e) No adjustment has been made to royalty expense, which terminated during the first quarter of 2007 as the conversion from Circle K to Stripes was completed.

      The pro forma adjustments reflected in 2006 and 2007 above related to the acquisition of Town and Country are as follows:

      (f) Elimination of the impact of the write down of inventory to the LIFO basis of $0.3 million in 2006 and $2.6 million in 2007.
      (g) Reflecting the additional rent expense related to the sale leaseback transaction closed as part of the acquisition as if it had occurred at the beginning of the fiscal year of $4.3 million for 2006 and $3.7 million for 2007.
      (h) Reflecting the increase in depreciation expense from the valuation of fixed assets to fair market value and the elimination of depreciation expense for assets sold in the sale leaseback as if the acquisition had occurred at the beginning of the fiscal year of $0.4 million decrease for 2006 and $0.7 million increase for 2007.
      (i) Reflecting the increase in interest expense related to the issuance of $105.0 million in bank debt and $150.0 million of senior notes and the amortization of the related prepaid loan costs. Also eliminates the interest expense related to the payoff of the existing Town and Country debt of $134.1 million.
      (j) Recording of an income tax provision at an effective rate of 36% plus margin tax of 0.5% of gross profit for 2007.

      The following table presents a reconciliation of pro forma net income to pro forma EBITDA, pro forma adjusted EBITDA and pro forma adjusted EBITDAR:

                                                    Pro Forma Year Ended
                                                 December 31,    December 30,
                                                     2006            2007
Pro forma net income                             $     3,572     $     8,464
   Depreciation, amortization and accretion           33,017          41,211
   Interest expense, net                              41,748          41,398
   Income tax expense                                  2,018           6,691
Pro forma EBITDA                                 $    80,355     $    97,764
   Non-cash stock-based compensation                     803           2,429
   Loss (gain) on disposal of assets                       3             150
   Other miscellaneous (a)                              (356)           (435)
Pro forma adjusted EBITDA                        $    80,805     $    99,908
   Rent expense                                       28,236          30,806
Pro forma adjusted EBITDAR                       $   109,041     $   130,714

      (a) Other miscellaneous charges represent income from a non-consolidated joint venture and other non-operating income.

      Contacts:   Susser Holdings Corporation
                  Mary Sullivan, Chief Financial Officer
                  (361) 693-3743, msullivan@susser.com

                  DRG&E
                  Ken Dennard, Managing Partner
                  (713) 529-6600, ksdennard@drg-e.com
                  Anne Pearson, Senior Vice President
                  (210) 408-6321, apearson@drg-e.com

SUSS-IR

SOURCE Susser Holdings Corporation